Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-111748 and 333-204671) of ATRM Holdings, Inc. of our report dated March 30, 2016 relating to the consolidated financial statements that appear in this Annual Report on Form 10-K as of and for the years ended December 31, 2015 and 2014.

/s/ Boulay PLLP

Minneapolis, Minnesota

March 30, 2016